Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Hires Information Industry Veteran to Head Marketing

VALLEY COTTAGE, NY—November 19, 2014—CreditRiskMonitor (OTCBB: CRMZ), announced today the appointment of Patricia A. McParland as Senior Vice President of Marketing. She will report to William Danner, President.

In her new role, Ms. McParland will lead all aspects of marketing, including branding, communications, product marketing and lead generation.

Ms. McParland has spent her entire career in the business information services industry, leading product and marketing teams for industry leaders such as Dun & Bradstreet and Dow Jones as well as smaller companies.

Most recently, Ms. McParland spent 13 years at D&B, where she held a series of progressively responsible marketing and product management positions. She played integral leadership roles in multiple strategic initiatives, including launching the company’s flagship risk reports on the Web and leading marketing for the new Data-as-a-Service business. In her most recent role as VP of Corporate Marketing, she and her team built external awareness through PR, social media and communications programs.

Prior to joining D&B, Ms. McParland spent 8 years marketing and creating Web products for Dow Jones, including the research service Factiva.com. She started her career leading marketing communications for NewsNet, an early online news pioneer. Ms. McParland holds a B.A. in English from the College of William & Mary.

“Pat brings a wonderful blend of industry knowledge, marketing skill, and information product experience, said Mr. Danner. “I'm looking forward to working with her to strengthen the CreditRiskMonitor brand.”

“We are delighted to welcome Pat to the CreditRiskMonitor team,” Jerry Flum, CEO, said. “Her background and energy are what we have been looking for to drive our growth strategy.”

Overview

CreditRiskMonitor (http://www.crmz.com) is a Web-based publisher of financial information, designed to save time and help busy corporate credit and procurement professionals manage risk. The service offers comprehensive commercial credit reports covering public companies worldwide. Over 30% of the Fortune 1,000 already use CreditRiskMonitor’s timely news alerts and reports that feature detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, as well as the Company’s proprietary FRISK® scores, which have been proven predictive in anticipating corporate financial stress, including bankruptcy.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.